UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2007

ViaCell, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51110	04-3244816
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 First Street, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 914-3400

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously disclosed, on October 1, 2007, ViaCell, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PerkinElmer, Inc. (“PerkinElmer”) and its newly formed, indirect wholly owned subsidiary, Victor Acquisition Corp. (the “Offeror”), pursuant to which the Offeror merged with and into the Company (the “Merger”).

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information disclosed in the Introductory Note is hereby incorporated by reference.

Pursuant to the Merger Agreement, the Offeror commenced a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Shares”), at $7.25 per share, net to the selling stockholders in cash, without interest thereon. The initial offering period of the Offer expired at midnight, New York City time, at the end of Thursday, November 8, 2007, at which time, based on the information provided by Deutsche Bank Trust Company Americas, the depositary for the Offer, approximately 37,866,288 Shares were validly tendered and not withdrawn pursuant to the Offer (including approximately 6,816,797 Shares tendered by notice of guaranteed delivery) which represents approximately 93% of all outstanding Shares. On November 9, 2007, the Offeror accepted for payment all Shares validly tendered and not withdrawn pursuant to the terms of the Offer.

As a result of the Offeror’s acceptance of the Shares, ViaCell no longer fulfills the numerical listing requirements of the Nasdaq Global Market (“NASDAQ”). Accordingly, on November 14, 2007, NASDAQ filed with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), on Form 25, thereby effecting the delisting of the Company’s shares from NASDAQ and the deregistration of the Company’s shares under the Exchange Act.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on October 2, 2007.

Item 5.01.	Change in Control of Registrant.

The information disclosed in the Introductory Note and Item 3.01 is hereby incorporated by reference.

As a result of the Offeror’s acceptance of the Shares representing approximately 93% of all outstanding Shares of the Company on November 9, 2007, there was a change in control of the Company, and PerkinElmer controls the Company.

The Offeror acquired the remaining outstanding Shares of ViaCell by means of a merger of the Offeror with and into ViaCell, as a result of which ViaCell became an indirect wholly owned subsidiary of PerkinElmer. At the effective time of the Merger, each Share outstanding (except for certain Shares held by PerkinElmer, the Offeror, the Company or stockholders properly exercising dissenters’ rights) was converted into the right to receive $7.25 per share in cash without interest.

The Offeror estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger will be approximately $313 million, including fees and expenses. PerkinElmer will ensure that the Offeror has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. PerkinElmer will have available the necessary funds to complete the Offer and the Merger from its existing cash on hand and from an unsecured interim credit facility previously disclosed in Amendment No. 2 to the Schedule TO filed on November 7, 2007.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, the Company’s Certificate of Incorporation was amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, a copy of which is filed as Exhibit 3.1 to this Form 8-K, and is incorporated by reference herein.

Item 8.01.	Other Events.

On November 9, 2007, PerkinElmer issued a press release announcing the termination of the initial offer period and the completion of the offer. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACELL, INC.

Date: November 14, 2007	By:	/s/ John F. Thero
	Name:	John F. Thero
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Company

99.1	Press release, dated November 9, 2007, of PerkinElmer, Inc. regarding the termination of the initial offer period and the completion of the offer.